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UNUM Corporation and Subsidiaries
Form 10-Q
June 30, 1994

Exhibit 12

Computation of Ratio of Earnings to Fixed Charges

                                       Three Months Ended  Six Months Ended
                                               June 30,        June 30,
(Unaudited - Dollars in millions)           1994    1993    1994    1993
Earnings:
Income from continuing operations
 before income taxes                      $123.2  $114.2  $234.0  $225.2
 Add:  Fixed charges                         7.0     5.6    12.9    11.4
Earnings as adjusted                      $130.2  $119.8  $246.9  $236.6

Fixed charges:
  Interest expense                        $  4.2  $  3.1  $  7.5  $  6.1
  Interest portion of rent expense           2.8     2.5     5.4     5.3
Total fixed charges                       $  7.0  $  5.6  $ 12.9  $ 11.4

Ratio of earnings to fixed charges          18.6    21.4    19.1    20.8


For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of net income plus income taxes and fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense.


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